                                                                    EXHIBIT 11.1

                             LSI LOGIC CORPORATION

                       CALCULATION OF EARNINGS PER SHARE
                  Years ended December 31, 1996, 1995 and 1994
                   (In thousands, except per shares amounts)


                                                     1996                 1995                 1994
                                                   --------             --------             --------
Primary Earnings Per Share

Net Income                                         $147,184             $238,120             $108,743
                                                   ========             ========             ========
Average common and common equivalent shares:

     Average common shares outstanding              128,899              123,960              106,336
     Dilutive options                                 2,347                4,062                3,570
                                                   --------             --------             --------
                                                    131,246              128,022              109,906
                                                   ========             ========             ========

Earnings per common and
common equivalent share                               $1.12                $1.86                $0.99
                                                   ========             ========             ========


Fully Diluted Earnings Per Share

Net Income                                         $147,184             $238,120             $108,743
Interest expense on convertible subordinated
   debt, net of tax effect                            6,166                6,166                7,022
                                                   --------             --------             --------

Adjusted net income                                $153,350             $244,286             $115,765
                                                   ========             ========             ========

Average common and common equivalent shares on a fully diluted basis:

     Average common shares outstanding              128,899              123,960              111,930
     Convertible subordinated debt                   11,735               11,735                9,350
     Dilutive options                                 2,374                4,073                4,148
                                                   --------             --------             --------
                                                    143,008              139,768              125,428
                                                   ========             ========             ========
Fully diluted earnings per common and
  common equivalent share                             $1.07                $1.75                $0.92
                                                   ========             ========             ========